Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Portage Biotech Inc. and Subsidiaries on Form S-8 (File Nos. 33216846, 333-202825, 333-192950) of our report dated August 17, 2020, with respect to our audits of the consolidated financial statements of Portage Biotech Inc. and Subsidiaries as of March 31, 2020 and 2019 and for each of the two years in the period ended March 31, 2020, which report is included in this Annual Report on Form 20-F of Portage Biotech Inc. and Subsidiaries for the year ended March 31, 2020.

/s/ Marcum LLP

Marcum LLP
NEW YORK, NY
AUGUST 17, 2020